Exhibit 99.1

Orsus Xelent Anticipates 2010 Sales of Approximately $25.1 Million and Small Fourth Quarter Profit;

Shareholders Approve Authorization for a Reverse Split

Beijing, China--(January 3, 2011)- - Orsus Xelent Technologies, Inc. (NYSE Amex: ORS), a China-based designer and manufacturer of award-winning mobile phones for the Asian market, announced today the Company anticipates sales for the year ended December 31, 2010 of approximately $25.1 million (unaudited), compared with $77.4 million in 2009.  The Company said that preliminary unaudited results for the fourth quarter 2010 indicate sales in the period of $5.1 million, on which the Company achieved a small net profit of approximately $235,000.  As a consequence, the Company anticipates trimming its net loss in 2010 to ($349,775) compared with a reported net loss in 2009 of approximately ($6.4 million).  The Company expects to report audited results on March 31, 2011.

Competitive Environment

Mr. Guoji Liu, the CEO of the Company, explained that of the 400,950 cell phones sold by the Company in 2010, approximately 71% were low margin products sold for between RMB 500 to RMB 1,200, as the Company sought to maintain market position in the midst of the continuing market reshuffling by the major telecom carriers.  The overall number of cell phone users in China was up 15.7% during the year.  However, in the fourth quarter, as telecom networks were upgraded, competition was particularly fierce in smart phones on 3-G platforms as the telecom carriers launched a series of campaigns to build market share with ultra-cheap phones.  Low end CDMA phone sales also increased as many customers shifted to them from Xiao Linton phones.  According to Mr. Liu, the Company was slow to react to the shift in the market, and did not penetrate the carriers to gain subsidies achieved by other cell phone makers.

Hopeful About 2011

Looking ahead, Mr. Liu said, “In 2011 the Company will be more attuned to the needs of the carriers and cooperate with them on their needs for low-end devices.”  He added, “At the same time, we also will try to increase our sales of high-end devices to increase our profit margins.  To support this, we plan to spend more on R& D to build devices on advanced platforms in line with anticipated industry trends, and modulate our business strategy as we are hopeful we will achieve better results during the year.”

Other Matters

The Company reported that more than two-thirds of shareholders approved a proposal at the Annual Meeting of shareholders on December 30, 2010, to permit the Board of Directors to authorize a reverse split of the Company’s common stock with a ratio of up to 30 to 1.  Shareholders also elected five directors and approved the appointment of independent auditors.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
PRC
Orsus Xelent Technologies, Inc.
Guoji Liu
CEO
Tel: 010-85653777
Fax: 010-85653666